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                                                                     Exhibit 2.2

                           AMENDMENT AGREEMENT NO. 1

     This AMENDMENT AGREEMENT NO. 1 ("Agreement"), dated as of March 31, 2000, by and between PACIFIC LITHIUM LIMITED, a New Zealand corporation (together with its successors is referred to herein as "PLL"), and LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation ("LTC").

                                    RECITALS

     WHEREAS, PLL and LTC have entered into an Agreement and Plan of Merger dated as of January 19, 2000 ("Merger Agreement") and the Bridge Loan Financing Agreements (as defined in the Merger Agreement) pursuant to which LTC is required to hold a stockholders meeting to vote on the merger contemplated by the Merger Agreement (the "Merger") by a date that is no later than May 30, 2000; and

     WHEREAS, the closing of the Merger will occur contemporaneously with the Ilion IPO (as defined in the Merger Agreement), assuming the remaining closing conditions have been met; and

     WHEREAS, LTC and PLL currently have targeted June 30, 2000 as the LTC stockholder meeting date with a Merger closing and Ilion IPO to occur within 90 days thereafter; and

     WHEREAS, PLL and LTC desire to provide for an extension of the LTC stockholder meeting date from May 30, 2000 to June 30, 2000 subject to the terms and conditions of this Agreement;

     WHEREAS, if the Ilion IPO is reasonably believed by PLL to have a consummation date that will occur after September 30, 2000, LTC and PLL intend to further extend the date of the LTC stockholder meeting date so that the Merger closing date and Ilion IPO will not be more than 90 days after the LTC stockholder meeting date.

     NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, PLL and LTC agree as follows:

     Each reference to action by the stockholders of LTC to approve the Merger Agreement or the transactions contemplated therein on or before "May 30, 2000" in Section 9.1(a)(v) of the Merger Agreement, in Section 1 or 3(a) of each promissory note which is a part of the Bridge Loan Financing Agreements or in any other provision in any of such agreements or documents is hereby amended to replace such date by the date "June 30, 2000" or such later date agreed to in writing by PLL and LTC. In all other respects, the Merger Agreement and the Bridge Loan Financing Agreements are hereby ratified and affirmed in their entirety.
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     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                             PACIFIC LITHIUM LIMITED


                                             By: /s/ Robin T. Johannink
                                                --------------------------------
                                                Name: Robin Johannink
                                                Title: Managing Director


                                             LITHIUM TECHNOLOGY CORPORATION


                                             By: /s/ David J. Cade
                                                --------------------------------
                                                Name: David J. Cade
                                                Title: Chairman and
                                                       Chief Executive Officer